Exhibit 18

PREFERABILITY LETTER OF INDEPENDENT REGISTERED PUBLIC FIRM

May 8, 2012

Towers Watson & Co.

875 Third Avenue

New York, NY

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2012, of the facts relating to a change in the method for determining market-related value of plan assets for Company’s legacy Towers Perrin U.S. and Canadian defined benefit pension plans from a calculated value method to a fair value method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Towers Watson & Co. and its consolidated subsidiaries as of any date or for any period subsequent to June 30, 2011. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Tower Watson & Co. and its consolidated subsidiaries as of any date or for any period subsequent to June 30, 2011.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia